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                                                                     EXHIBIT 5.1







                             September 30, 1998


TeleHub Communications Corporation
TeleHub Network Services Corporation
TeleHub Technologies Corporation
TeleHub Leasing Corporation
2033 North Main Street, Suite 340
Walnut Creek, California  94596


     We acted as counsel to TeleHub Communications Corporation, a Nevada corporation ("Company"), TeleHub Network Services Corporation, an Illinois corporation ("TNS"), TeleHub Technologies Corporation, a Nevada corporation ("TTC"), and TeleHub Leasing Corporation, a Nevada corporation ("TLC"; TNS, TTC and TLC collectively are "Guarantors"; Company and Guarantors collectively are "TeleHub"), in connection with TeleHub's preparation and filing of a Registration Statement on SEC Form S-4 (No. 333-52657) (together with all amendments thereto, the "Registration Statement") with the U.S. Securities and Exchange Commission (the "SEC"). This Registration Statement registers, pursuant to the Securities Act of 1933, the delivery of $125,000,000 aggregate principal amount of the Company's 13.875% Senior Discount Notes Due 2005, Series B (the "New Notes") in exchange for an equal principal amount of the Company's outstanding 13.875% Senior Discount Notes Due 2005, Series A ("Old Notes"). The New Notes will be issued under an Indenture, dated as of July 31, 1998 (the "Indenture"), among the Company, Guarantors and State Street Bank as trustee (the "Trustee"). The New Notes will be fully and unconditionally guaranteed on an unsecured senior subordinated basis, jointly and severally, by the Guarantors pursuant to a guarantee in the form set forth in the Indenture ("Subsidiary Guarantee").

     In acting as TeleHub's legal counsel, we made such legal and factual examinations and inquiries as we deemed advisable or necessary to our opinions. We examined copies of the Registration Statement, the Indenture, the Subsidiary Guarantee and the form of New Note set forth in the Indenture. In addition, we reviewed TeleHub's corporate records, certificates of public officials, certificates from TeleHub's officers, and such other documents and questions of law that we consider necessary or advisable to render this opinion.

     In our examinations, we assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we relied upon certificates or comparable documents from officers and representatives of the Company and the Subsidiary Guarantors. In addition, we assumed that the New Notes and the Subsidiary Guarantee will be executed and delivered substantially in the form examined by us.




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                                                          TeleHub Communications
                                                          September 30, 1998
                                                          Page 2



       Our opinions are subject to the qualifications and limitations contained in this letter and are limited to the extent of our actual knowledge, information and belief. As of the date of this letter, it is our opinion that:

  1. The issuance of the New Notes has been duly authorized. When executed by the Company, authenticated by the Trustee and delivered in exchange for the Old Notes as contemplated by the Registration Statement, the New Notes will be validly issued and will constitute the legal, valid and binding obligations of the Company entitled to the benefits of the Indenture in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought at law or in equity).

  2. Each Guarantor has duly authorized the Subsidiary Guarantee. When duly executed by each Guarantor, the Subsidiary Guarantee will constitute the legal, valid and binding obligation of each Guarantor, enforceable against such Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought at law or in equity).

       We are members of the Bar of the State of Colorado, so our opinions are limited to the laws of the State of Colorado, the federal laws of the United States, and the corporate laws of the State of Illinois and the State of Nevada (based solely upon our review of standard compilations of such law). We express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction. Our opinions are based only on laws in effect as of this date, and in all respects are subject to and may be limited by future legislation as well as future case law. We specifically disclaim any responsibility to update or supplement these opinions to reflect any events or to state any facts which may come to our attention in the future, or any changes in law which may occur in the future. These opinions should not be construed as a guaranty that a court considering such matters would not rule in a manner contrary to the opinions.

       This letter is rendered only to TeleHub and is solely for its benefit in connection with the Registration Statement. Without our prior written consent, this letter may not be relied upon by anyone other than TeleHub or for any purpose other than the Registration Statement. The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinion should be inferred beyond the matters expressly stated.

       We hereby consent to filing a copy of this letter with the SEC as an exhibit to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

                                    Very truly yours,


                                    HALIGMAN LOTTNER RUBIN & FISHMAN, P.C.